Exhibit 99.1

GSI Technology, Inc. Appoints Elizabeth Cholawsky to Board of Directors

SUNNYVALE, CA—(Globe Newswire—September 26, 2019) - GSI Technology, Inc. (NASDAQ:GSIT), a leading provider of semiconductor memory solutions, today announced the appointment of Elizabeth Cholawsky to its Board of Directors.

Dr. Cholawsky is currently the Chief Executive Officer and a member of the Board of Directors of HG Insights Inc., a technology intelligence big data company that provides sales and marketing insights for B2B companies in the Fortune 500.  Dr. Cholawsky brings over twenty years of experience in executive roles leveraging advanced technology and implementing new business models to create innovative products in a variety of industries.  Prior to HG Insights, she was a partner at Cholawsky Gruenfeld Advisory, providing SaaS strategy consulting services to high growth companies.  Dr. Cholawsky also previously served as President, CEO and Board member of Support.com, Inc. (NASDAQ: SPRT), where she formulated and led a transformation strategy, developing and bringing to market a new category of products.  She has developed special expertise in client services, marketing, product innovation and management, public company governance and investor activism.

“We are pleased to have Elizabeth join the Board of Directors as an independent director,” said GSI Technology’s Chairman and CEO, Lee-Lean Shu. “She has demonstrated an impressive track record of leadership and extensive experience in product innovation, marketing strategies and customer development.  She also brings highly complementary expertise in data software solutions to the Company’s existing strengths in the development and marketing of semiconductor products.  We look forward to Elizabeth’s contributions and new perspectives as GSI Technology continues the execution of its strategy of developing in-place associative computing solutions for applications in evolving new markets such as “big data” (including machine learning and deep convolutional neural networks), natural language processing, computer vision, and cyber security.”

Before her leadership role at Support.com, Dr. Cholawsky served as General Manager at Citrix Systems, Inc. (NASDAQ: CTXS), where she leveraged her deep expertise in cloud products to lead key business units.  She has also served in senior marketing and product strategy roles at Move, Inc. (NASDAQ: MOVE), ValueClick, Inc. (NASDAQ: CNVR) and Clarent Corp.  Dr. Cholawsky has received two Stevie Awards for Women in Business, the first for Best Executive in Computer Services, Software and Telecommunications, and the second one for Executive of the Year - Business Services.  Dr. Cholawsky has a Ph.D. in Political Science with a concentration in Econometrics from the University of Minnesota and a B.A. (cum laude and Phi Beta Kappa) from Franklin & Marshall College.  Dr. Cholawsky also recently joined the Board of Directors of American Riviera Bank (OTC Markets: ARBV).

In connection with the appointment of Dr. Cholawsky, GSI Technology’s Board of Directors expands to eight members.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of semiconductor memory solutions. GSI’s resources are currently focused on bringing new products to market that leverage existing core strengths, including radiation-hardened memory products for extreme environments and the associative processing unit that is designed to deliver performance advantages for diverse artificial intelligence applications. GSI Technology is headquartered in Sunnyvale, California and has sales offices in the Americas, Europe and Asia.  For more information, please visit www.gsitechnology.com.

Source: GSI Technology, Inc.

GSI Technology, Inc.

Douglas M.  Schirle
Chief Financial Officer
408-331-9802

Hayden IR
Kim Rogers

Managing Director
385-831-7337

Kim@HaydenIR.com